Exhibit 21.01

Subsidiaries
(as of February 1, 2018)

Name of Entity	State of Incorporation/Organization

PARKWAY PIPELINE LLC	Delaware
VALERO MKS LOGISTICS, L.L.C.	Delaware
VALERO PARTNERS CCTS, LLC	Delaware
VALERO PARTNERS CORPUS EAST, LLC	Delaware
VALERO PARTNERS CORPUS WEST, LLC	Delaware
VALERO PARTNERS EP, LLC	Delaware
VALERO PARTNERS HOUSTON, LLC	Delaware
VALERO PARTNERS LOUISIANA, LLC	Delaware
VALERO PARTNERS LUCAS, LLC	Delaware
VALERO PARTNERS MCKEE, LLC	Delaware
VALERO PARTNERS MEMPHIS, LLC	Delaware
VALERO PARTNERS MERAUX, LLC	Delaware
VALERO PARTNERS NORTH TEXAS, LLC	Delaware
VALERO PARTNERS OPERATING CO. LLC	Delaware
VALERO PARTNERS PAPS, LLC	Delaware
VALERO PARTNERS PORT ARTHUR, LLC	Delaware
VALERO PARTNERS SOUTH TEXAS, LLC	Delaware
VALERO PARTNERS THREE RIVERS, LLC	Delaware
VALERO PARTNERS WEST MEMPHIS, LLC	Delaware
VALERO PARTNERS WYNNEWOOD, LLC	Delaware